EXHIBIT 99.1

AQuantive CEO Sees Continued Growth In Second-Half

By BILL RICHARDS

For DOW JONES NEWSWIRES

SEATTLE — AQuantive Inc. (AQNT) expects to see its Internet advertising agencies add a total of between three and six new clients in the next six months, continuing the pace of growth the company had in the first half of the year.

Brian McAndrews, president and chief executive of the Seattle-based digital marketing and technology company, told Dow Jones Newswires that aQuantive’s Atlas DMT technology business also expects third-quarter growth of about a dozen new clients. The unit added 12 new clients in each of the first two quarters of this year.

AQuantive reported its third consecutive profitable quarter July 23, with second-quarter net income of $2.4 million, or 4 cents a share, on revenue of $52 million. In the year-ago second quarter, aQuantive lost $1.8 million, or 3 cents a share, on revenue of $30.4 million.

McAndrews said aQuantive’s growth is being driven by a rebound in online advertising. AQuantive, he said, is “a leading indicator” of the recovery. “We’re seeing more traditional companies spending money online,” he said.

For example, McAndrews said average spending by aQuantive’s existing clients in the latest quarter rose to $1.7 million, up about 30% from the year-ago second quarter.

AQuantive will focus on two growth areas in its advertising business, he said. The two are search-engine ads and “rich media,” which uses motion-based advertising.

Currently, rich media accounts for less than 20% of aQuantive’s ad revenue. But McAndrews said, “We are seeing a lot more demand for it and we estimate it could grow to a 40% share of our ad revenue within a year.”

Client demand for search-engine advertising is also growing. Within the next year, McAndrews said he expects search-engine ads to produce 25% to 30% of the company’s ad revenue from 20% now.

The company’s Atlas unit achieved stand-alone profitability for the first time in the second quarter. Atlas produced $2.2 million of aQuantive’s $52 million in quarterly revenue. McAndrews said he expects the unit to increase its proportion of the company’s total revenue stream in 2004.

Currently, aQuantive’s top five advertising customers contributed 55% of the second-quarter gross profit. McAndrews said that figure is likely to drop to 40% to 50% by the end of the year as the company spreads its major client base.

-By Bill Richards, Dow Jones Newswires; 201-938-5099

Updated August 1, 2003 10:24 a.m.